Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2013 FIRST QUARTER RESULTS

First Quarter 2013 Highlights:
•Diluted GAAP earnings per share of $0.26; Net sales of $388 million
•Aerospace delivers strong operating profit performance
•Distribution achieves sales of $257.2 million
•Restructuring expense of $3.0 million (pre-tax) in Distribution; or $0.07 per diluted share
•Full year sales and profit expectations re-affirmed

BLOOMFIELD, Connecticut (April 29, 2013) - Kaman Corp. (NYSE:KAMN) today reported financial results for the first quarter ended March 29, 2013.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the three months ended
	March 29, 2013	March 30, 2012	$ Change
Net sales:
Distribution	$257,168	$252,635	$4,533
Aerospace	130,907	131,084	(177)
Net sales	$388,075	$383,719	$4,356

Operating income:
Industrial Distribution	$4,630	$12,314	$(7,684)
Aerospace	20,911	15,901	5,010
Net (loss) gain on sale of assets	(79)	24	(103)
Corporate expense	(11,695)	(11,525)	(170)
Operating income	$13,767	$16,714	$(2,947)

Diluted earnings per share from continuing operations	$0.26	$0.35	$(0.09)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “While our results for the first quarter were below last year, our performance was slightly ahead of our expectations. Aerospace delivered a solid operating profit margin of 16.0%, better than expected due to program mix. However, Distribution faced a decline in organic sales which resulted in its operating profit contribution coming in below prior year.

During the first quarter, we announced a restructuring at Distribution. This restructuring, which focused on workforce reductions and the consolidation of field operations in geographic regions where we had multiple facilities, resulted in $3.0 million of pre-tax expense for the quarter, or $0.07 per diluted share. These expenses combined with the softening of certain of our end markets impacted the performance of this segment in the first quarter. We continue to expect significant improvement in our performance in the second half of the year and believe the cost structure adjustments we made will contribute significantly to that improvement.

Aerospace sales performance was led by increased volume for our bearing product line and legacy fuze programs. The strength in these programs was offset by lower deliveries on several other programs resulting from reduced customer requirements, most notably the BLACK HAWK and engineering design work for commercial aircraft. The increase in operating profit margin at Aerospace over the prior year is attributable to a more profitable product mix.”

Segment reports follow:

Distribution Segment

Sales increased 1.8% in the first quarter of 2013 to $257.2 million compared to $252.6 million a year ago. Acquisitions contributed $23.2 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). Organic sales per sales day* decreased 5.9% from last year's first quarter, with organic sales down $18.7 million for the period. (See Table 3 for additional details regarding the Segment's sales per sales day performance.)

Segment operating income for the first quarter of 2013 was $4.6 million compared to operating income of $12.3 million in the first quarter of 2012. The operating profit margin for the first quarter of 2013 was 1.8% compared to 4.9% a year ago. Operating profit margin was lower due to $3.0 million in restructuring costs recorded in the first quarter of 2013 and a decrease in organic sales which impacted our ability to leverage our fixed costs.

Aerospace Segment

Sales were $130.9 million, a decrease of $0.2 million from sales of $131.1 million in the first quarter of 2012, due to a $3.7 million decrease in sales on military products/programs which was offset by a $3.5 million increase in sales on our commercial products/programs. The increase in commercial sales was primarily attributable to a higher volume of shipments for our bearing products, an increase in deliveries of various commercial composite structures products/programs, and stronger tooling fabrication sales. These increases totaled $7.1 million and were partially offset by a $4.3 million decrease in sales in engineering design services resulting from a reduction in customer requirements. The decrease in military sales was primarily attributable to fewer cockpit deliveries on our Sikorsky BLACK HAWK helicopter program, where we delivered 27 cockpits in the first quarter of 2013 versus 35 cockpits in the first quarter of 2012; lower sales on our Egypt Upgrade program; and lower sales on the blade erosion coating program. These decreases totaled $7.2 million and were partially offset by increases totaling $5.4 million related to increased sales volume for our bearings products and an increase in non-JPF bomb fuze deliveries.

Operating income for the first quarter of 2013 was $20.9 million, compared to operating income of $15.9 million in the first quarter of 2012. The operating margin in this year's first quarter was 16.0% as compared to 12.1% in the prior year. The increase was due to the mix of sales between commercial and military products/programs and the absence of $1.5 million in negative changes in contract estimates recorded in prior year. The increase in commercial sales contributed $2.3 million to operating income. Although overall military product/program sales were down by $3.7 million, operating margin contribution improved by $1.7 million as a result of higher bearing product sales, partially offset by lower BLACK HAWK, Egypt upgrade and blade erosion coating program sales volume.

Outlook

We reaffirm our full-year outlook for 2013 as follows:

•	Distribution:

◦	Sales of $1,080 million to $1,115 million, up 6.7% to 10.2% over 2012 (sales from continuing operations)

◦	Operating margins of 5.2% to 5.6%

•	Aerospace:

◦	Sales of $620 million to $635 million, up 6.7% to 9.3% over 2012

◦	Operating margins of 16.0% to 16.5%

•	Interest expense of approximately $13.0 million

•	Corporate expenses of approximately $50 million

•	Estimated annualized tax rate of approximately 35.0%

•	Capital expenditures of $40 million to $45 million

•	Free cash flow* in the range of $35 million to $40 million

	2013 Outlook
In millions
Free Cash Flow*:
Cash flows from operations	$75.0	to	$85.0
Expenditures for property, plant and equipment	(40.0)	to	(45.0)
Free Cash Flow	$35.0	to	$40.0

Chief Financial Officer, William C. Denninger, commented, "We were able to deliver results slightly better than expected in the first quarter, and reiterate our outlook for the full year. A favorable product mix and timing of sales in Aerospace allowed us to deliver a strong operating profit margin. The authorization from the Government of New Zealand to proceed with a contract for the sale of SH-2G(I) aircraft provides additional confidence in our full year outlook. At Distribution, weakness in certain end markets we serve resulted in a decline in organic sales. This decline was more than offset by the contribution of sales from our 2012 acquisitions. We continue to manage costs across the company in an effort to ensure we maintain our profit margin and expect improving performance with 60-65% of our full year net earnings achieved in the second half of the year.”

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, April 30, 2013, at 8:30 AM EDT. Listeners may access the call live by telephone at (877) 474-9504 and from outside the U.S. at (857) 244-7557
(passcode: 12032247); or, over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Summary of Segment Information (in thousands)
	For the three months ended
	March 29, 2013	March 30, 2012
Net sales:
Distribution	$257,168	$252,635
Aerospace	130,907	131,084
Net sales	$388,075	$383,719

Operating income:
Distribution	$4,630	$12,314
Aerospace	20,911	15,901
Net gain (loss) on sale of assets	(79)	24
Corporate expense	(11,695)	(11,525)
Operating income	$13,767	$16,714

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays. Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on April 29, 2013. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period informations is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 3. Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	March 29, 2013	March 30, 2012
Net sales: Distribution	$257,168	$252,635
Acquisition related sales	23,210	—
Organic sales	$233,958	$252,635
Sales days	63	64
Organic sales per sales day	$3,714	$3,947
% change	(5.9)%	9.7%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash used in operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows.

Table 4. Free Cash Flow (in thousands)
For the Three Months Ended
March 29, 2013
Net cash used in operating activities	$(34,562)
Expenditures for property, plant & equipment	(11,841)
Free Cash Flow	$(46,403)

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	March 29, 2013	December 31, 2012
Notes payable	$—	$21
Current portion of long-term debt	10,000	10,000
Long-term debt, excluding current portion	294,247	249,585
Debt	304,247	259,606
Total shareholders' equity	421,984	420,193
Capitalization	$726,231	$679,799
Debt to capitalization	41.9%	38.2%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.
Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011, as modified by the enactment of the Taxpayer Relief Act of 2012); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the conclusion to government inquiries or investigations regarding government programs, including the resolution of the Wichita matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the successful negotiation of definitive documentation relating to the resale of the SH-2G(I) aircraft, equipment and spare parts; (x) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (xi) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xii) the accuracy of current cost estimates associated with environmental remediation activities, including activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xiii) the profitable integration of acquired businesses into the Company's operations; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvii) future levels of indebtedness and capital expenditures; (xviii) the future availability of credit, the ability of the Company to maintain its current credit rating and the impact on the Company's funding costs and competitive position if it is unable to do so; (xix) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xx) the effects of currency exchange rates and foreign competition on future operations; (xxi) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxii) future repurchases and/or issuances of common stock; and (xxiii) other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2012.

Any forward-looking information provided in this report should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (unaudited)

	For the Three Months Ended
	March 29, 2013	March 30, 2012
Net sales	$388,075	$383,719
Cost of sales	277,809	279,119
Gross profit	110,266	104,600
Selling, general and administrative expenses	96,420	87,910
Net loss/(gain) on sale of assets	79	(24)
Operating income	13,767	16,714
Interest expense, net	3,068	2,873
Other expense (income), net	331	(303)
Earnings from continuing operations before income taxes	10,368	14,144
Income tax expense	3,214	5,052
Earnings from continuing operations	$7,154	$9,092
Earnings from discontinued operations, net of taxes	—	311
Net earnings	$7,154	$9,403

Earnings per share:
Basic earnings per share from continuing operations	$0.27	$0.35
Basic earnings per share from discontinued operations	—	0.01
Basic earnings per share	$0.27	$0.36

Diluted earnings per share from continuing operations	$0.26	$0.35
Diluted earnings per share from discontinued operations	—	0.01
Diluted earnings per share	$0.26	$0.36

Average shares outstanding:
Basic	26,658	26,294
Diluted	27,054	26,463
Dividends declared per share	$0.16	$0.16

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(In thousands) (unaudited)

	For the Three Months Ended
	March 29, 2013	March 30, 2012
Net earnings	$7,154	$9,403
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(4,514)	3,697
Change in unrealized loss on derivative instruments, net of tax benefit of $68 and $0, respectively	(111)	—
Pension plan adjustments, net of tax expense of $904 and $834, respectively	1,475	1,361
Other comprehensive income	$(3,150)	$5,058
Comprehensive income	$4,004	$14,461

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	March 29, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$15,109	$16,593
Accounts receivable, net	207,889	180,798
Inventories	381,514	367,385
Deferred income taxes	27,618	25,835
Other current assets	27,582	27,434
Total current assets	659,712	618,045
Property, plant and equipment, net of accumulated depreciation of $153,593 and $149,696, respectively	132,852	128,669
Goodwill	189,785	192,046
Other intangible assets, net	89,562	92,913
Deferred income taxes	42,092	42,905
Other assets	22,063	22,415
Total assets	$1,136,066	$1,096,993
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$—	$21
Current portion of long-term debt	10,000	10,000
Accounts payable – trade	111,981	113,143
Accrued salaries and wages	32,349	35,869
Current portion of amount due to Commonwealth of Australia	6,670	6,659
Other accruals and payables	58,334	55,368
Income taxes payable	2,116	2,892
Total current liabilities	221,450	223,952
Long-term debt, excluding current portion	294,247	249,585
Deferred income taxes	4,725	5,150
Underfunded pension	143,402	148,703
Other long-term liabilities	50,258	49,410
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 26,996,293 and 26,881,257 shares issued, respectively	26,996	26,881
Additional paid-in capital	125,082	122,522
Retained earnings	402,358	399,473
Accumulated other comprehensive income (loss)	(124,740)	(121,590)
Less 301,067 and 277,473 shares of common stock, respectively, held in treasury, at cost	(7,712)	(7,093)
Total shareholders’ equity	421,984	420,193
Total liabilities and shareholders’ equity	$1,136,066	$1,096,993

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Three Months Ended
	March 29, 2013	March 30, 2012
Cash flows from operating activities:
Earnings from continuing operations	$7,154	$9,092
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	7,635	6,667
Accretion of convertible notes discount	450	426
Provision for doubtful accounts	638	292
Net loss (gain) on sale of assets	79	(24)
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	177	(189)
Stock compensation expense	1,187	1,697
Excess tax (benefit) from share-based compensation arrangements	(248)	(306)
Deferred income taxes	(1,894)	(496)
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(28,553)	(16,934)
Inventories	(14,768)	(11,881)
Income tax refunds receivable	—	527
Other current assets	(332)	5,690
Accounts payable - trade	(4,686)	183
Accrued contract losses	12	30
Advances on contracts	(421)	(443)
Other accruals and payables	107	(22,252)
Income taxes payable	(745)	3,300
Pension liabilities	(2,904)	(2,281)
Other long-term liabilities	2,550	2,819
Net cash used in operating activities of continuing operations	(34,562)	(24,083)
Net cash provided by operating activities of discontinued operations	—	312
Net cash used in operating activities	(34,562)	(23,771)
Cash flows from investing activities:
Proceeds from sale of assets	8	16
Expenditures for property, plant & equipment	(11,841)	(5,287)
Other, net	(131)	3
Cash used in investing activities of continuing operations	(11,964)	(5,268)
Cash used in investing activities of discontinued operations	—	(3)
Cash used in investing activities	(11,964)	(5,271)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	46,815	33,202
Debt repayment	(2,500)	(1,250)
Net change in book overdraft	4,057	887
Proceeds from exercise of employee stock awards	1,482	1,342
Purchase of treasury shares	(613)	(659)
Dividends paid	(4,256)	(4,198)
Other	(51)	—
Windfall tax benefit	248	306
Cash provided by financing activities of continuing operations	45,182	29,630
Cash used in financing activities of discontinued operations	—	(256)
Cash provided by financing activities	45,182	29,374
Net increase (decrease) in cash and cash equivalents	(1,344)	332
Effect of exchange rate changes on cash and cash equivalents	(140)	279
Cash and cash equivalents at beginning of period	16,593	14,985
Cash and cash equivalents at end of period	$15,109	$15,596